Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Post-Effective Amendment No. 1 to Form S-1 on Form S-3 No. 333-236468) and related Prospectus of PAE Incorporated for the registration of 66,246,359 shares of its Class A Common Stock and 1,182,925 warrants to purchase Class A Common Stock and to the incorporation by reference therein of our reports dated March 16, 2021 (except for the effect of the error correction discussed in Note 24, as to which the date is May 7, 2021), with respect to the consolidated financial statements of PAE Incorporated, and to the effectiveness of internal control over financial reporting of PAE Incorporated (except for the effect of the material weakness described in the second paragraph, as to which the date is May 7, 2021), included in its Annual Report (Form 10-K/A) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 7, 2021